Registration No. 333 -

                                  United States
                       Securities and Exchange Commission

                             Washington, D.C. 20549
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                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                     ---------------------------------------
                              BellSouth Corporation
                            A Georgia I.R.S. Employer

                           Corporation No. 58-1533433

                           1155 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-3610
                          Telephone Number 404 249-2000
                 ----------------------------------------------
                       BellSouth Savings and Security Plan

                    -----------------------------------------

                               Agent for Service:

                                 Ray E. Winborne
                              BellSouth Corporation

                                 15G03 Campanile
                           1155 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-3610
                          Telephone Number 404 249-3035
                  --------------------------------------------

                         Calculation of Registration Fee

                                    proposed        proposed
    title of       amount           maximum          maximum       amount of
 securities to      to be        offering price     aggregate    registration
 Be Registered   registered        per share     offering price       fee
--------------- ------------ ------------------- --------------- -------------
 Common Stock,    6,000,000        $36.28(c)     $217,687,500(c) $28,734.75(c)
  par value $1   shares (b)
 per share (a)

 Interests in the Plan

                   (d)                (d)             (d)             (d)

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(a)  Includes  preferred stock purchase  rights under the BellSouth  Corporation
     Shareholder Rights Agreement.

(b) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of such Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

(c) The price per share was estimated in accordance with Rule 457(c) and (h) for purposes of calculating the registration fee. The fee was computed based on 3,000,000 shares. An additional 3,000,000 shares registered hereby will be allocated to participants' ESOP accounts by their pariticipating employers as matching shares without receipt of separate cash consideration.

(d)  Pursuant  to  Rule   416(c),   this   registration   statement   covers  an
     inderterminate amount of interests to be offered or sold pursuant to the plan.

                                     Part II

               Information required in the registration statement

Item 3.           Incorporation of Documents by Reference.

         The contents of Registration Statement No. 33-38265, except Items 5, 6, 8 and 9 which are superceded by the information below, are hereby incorporated herein by reference. Prospectuses used in connection with this Plan also relate to such Registration Statement pursuant to rule 429.

Item 5.           Interests of Named Experts and Counsel.

         Mark D. Hallenbeck, Vice President and General Counsel of BellSouth Capital Funding Corporation and Associate General Counsel of BellSouth Corporation, is rendering an opinion regarding the legality of the Common Stock. Mr. Hallenbeck may be considered to beneficially own 60,225 shares of BellSouth Common Stock, including interests through various BellSouth employee benefit plans.

Item 6.           Indemnification of Directors and Officers.

         As authorized by the Georgia Business Corporation Code (the "GBCC"), BellSouth's Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (i) for misappropriation of any business opportunity of BellSouth, (ii) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (iii) for liability for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

         As authorized by the GBCC, the shareholders of BellSouth have adopted an amendment to the Bylaws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

         The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

         The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

         BellSouth's Bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth or the Company, respectively (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

         The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's Articles of Incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

         The directors and officers of BellSouth and the Company are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth or the Company, as the case may be, is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth or the Company, as the case may be, for amounts paid by it, in respect of such claims if BellSouth or the Company, as the case may be, is required to indemnify officers and directors for such claims.

Item 8.           Exhibits.

       Exhibit
        Number

          5             Opinion of Mark D. Hallenbeck.

          23            Consent of PricewaterhouseCoopers LLP.

         23a Consent of Mark D. Hallenbeck (contained in opinion filed as Exhibit 5).

          24            Powers of Attorney.


Item 9.           Undertakings.

(a) The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of BellSouth's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise (other than the insurance policies referred to therein), the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and State of Georgia, on the 28th day of February, 2000.

                               BellSouth Corporation

                               By /s/ W. Patrick Shannon
                                  --------------------------
                                  W. Patrick Shannon
                                  Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
F. Duane Ackerman*
Chief Executive Officer

Principal Financial Officer:
Ronald M. Dykes*
Chief Financial Officer

Principal Accounting Officer:
W. Patrick Shannon*
Controller


Directors:
         F. Duane Ackerman*                John G. Medlin, Jr.*
         Reuben V. Anderson*               Leo F. Mullin*
         James H. Blanchard*               Eugene F. Murphy*
         J. Hyatt Brown*                   Robin B. Smith*
         Armando M. Codina*                C. Dixon Spangler, Jr.*
         Phyllis Burke Davis*              William S. Stavropoulos*
         Kathleen F. Feldstein*            J. Tylee Wilson*



                                *By   /s/ W. Patrick Shannon
                                     --------------------------------------
                                     W. Patrick Shannon
                                     (Individually and as Attorney-in-Fact)
                                     February 28, 2000

Pursuant to the requirements of the Securities Act of 1933, the BellSouth Retirement Savings Plan Committe has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and State of Georgia, on the 28th day of February 2000.

                           BellSouth Retirement Savings Plan

                           By: /s/ W. Patrick Shannon
                               -----------------------------
                               W. Patrick Shannon
                               Member, BellSouth Retirement
                               Savings Plan Committee

                                  EXHIBIT INDEX

       Exhibit
        Number

          5             Opinion of Mark D. Hallenbeck.

          23            Consent of PricewaterhouseCoopers LLP.

         23a Consent of Mark D. Hallenbeck (contained in opinion filed as Exhibit 5).

          24            Powers of Attorney.